CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

 PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE THIRD QUARTER
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2011

CRANBURY NJ – OCTOBER 28, 2011……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income available to common shareholders of $1.2 million for the quarter ended September 30, 2011, or $0.25 per diluted common share, compared to net income available to common shareholders of $705 thousand for the quarter ended September 30, 2010, or $0.15 per diluted common share.

For the nine months ended September 30, 2011, the Company reported net income available to common shareholders of $2.8 million, or $0.58 per diluted common share, compared with net income available to common shareholders of $1.8 million, or $0.38 per diluted common share, for the first nine months of 2010.

All share and per share data for the respective reporting periods have been adjusted for a 5% stock dividend paid on common shares on February 2, 2011.

The growth in net income available to common shareholders for the quarter and the nine months ended September 30, 2011 as compared to the prior year periods represents increases of 72.2% and 53.5%, respectively.  At September 30, 2011, the Company’s tangible book value per common share was $10.15.

Net income available to common shareholders for the quarter ended September 30, 2010 included a charge of $177 thousand, and for the nine months ended September 30, 2010 a charge of $531 thousand, representing the dividends and discount accretion on the Company’s preferred stock issued to the United States Treasury.  There was no such charge for the quarter ended September 30, 2011, or for the nine months ended September 30, 2011, as the Company redeemed all 12,000 shares of its preferred stock issued to the Treasury under the TARP program on October 29, 2010.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income for the quarter and nine months ended September 30, 2011 was principally the result of increases in net-interest income and non-interest income, and a lower provision for loan losses.”

Net interest income for the quarter ended September 30, 2011 increased to $5.8 million, up $302 thousand, or 5.5 percent, from the $5.5 million reported for the third quarter of 2010.  Further supporting earnings for the third quarter of 2011 was the continued generation of non-interest income, which reached $1.2 million, up $232 thousand, or 23.3 percent, above the same prior year quarter.

The provision for loan losses for the quarter ended September 30, 2011 totaled $608 thousand compared to $875 thousand for the same period in 2010.  Net charge-offs for the nine months ended September 30, 2011 were $1.5 million, compared to $1.1 million for the year ended December 31, 2010.

At September 30, 2011, the allowance for loan losses was $5.5 million, a decrease of $254 thousand from December 31, 2010.  The ratio of the allowance for loan losses to total loans was 1.29 percent at September 30, 2011, and 1.40 percent at December 31, 2010.

Total assets at September 30, 2011 reached $742.5 million, representing an increase of $98.1 million compared to total assets of $644.4 million at December 31, 2010.  Deposits at September 30, 2011 were $645.4 million, up 101.6 million when compared to $543.7 million at December 31, 2010, and total loans increased by $3.1 million to $436.3 million from $433.2 million at December 31, 2010.

At September 30, 2011, 1ST Constitution Bank’s capital ratios were all above the levels required to be categorized as “well capitalized.”  The Bank’s total risk-based capital, Tier I risk-based capital, and leverage capital were 12.78 percent, 11.75 percent, and 8.57 percent, respectively.  The regulatory requirements to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
##########

1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income Statement Data :
Interest income	$7,475	$7,690	$21,494	$21,616
Interest expense	1,630	2,147	5,271	6,785
Net interest income	5,845	5,543	16,223	14,831
Provision for loan losses	608	875	1,283	1,725
Net interest income after prov.for loan losses	5,237	4,668	14,940	13,106
Non-interest income	1,229	997	3,394	2,952
Non-interest expenses	4,756	4,372	14,575	12,785
Income before income taxes	1,710	1,293	3,759	3,273
Income tax expense	497	411	927	897
Net income	1,213	882	2,832	2,376
Preferred stock dividends and accretion	0	177	0	531
Net income available to common shareholders	$1,213	$705	$2,832	$1,845

Per Common Share Data (a) :
Earnings per common share - Basic	$0.25	$0.15	$0.59	$0.39
Earnings per common share - Diluted	$0.25	$0.15	$0.58	$0.38
Tangible book value per common share			$10.15	$10.15
Average common shares outstanding :
Basic	4,805,226	4,797,871	4,803,860	4,768,222
Diluted	4,857,734	4,825,930	4,868,832	4,799,577

(a) Includes the effect of the 5% stock dividend
paid February 2, 2011 .

Performance Ratios :
Return on average assets	0.65%	0.51%	0.53%	0.48%
Return on average equity	9.14%	5.82%	7.43%	5.40%
Net interest margin (tax-equivalent basis)	3.49%	3.42%	3.44%	3.18%
Efficiency ratio	67.2%	66.9%	74.3%	71.9%

			September 30,	December 31,
			2011	2010
Balance Sheet Data:
Total Assets			$742,544	$644,395
Investment Securities			248,785	167,361
Loans, including loans held for sale			436,284	433,207
Allowance for loan losses			(5,508)	(5,763)
Goodwill and other intangible assets			5,493	610
Deposits			645,405	543,735
Shareholders' Equity			54,251	49,681

Asset Quality Data :
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			5,488	8,809
OREO property			10,999	4,851
Total non-performing assets			16,487	13,660
Net charge-offs for the nine-month period and year, respectively			1,538	1,068
Allowance for loan losses to total loans			1.29%	1.40%
Nonperforming loans to total loans			1.29%	2.14%
Nonperforming assets to total assets			2.22%	2.12%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			8.87%	9.63%
Tier 1 capital to risk weighted assets			12.21%	12.99%
Total capital to risk weighted assets			13.33%	14.43%
1st Constitution Bank
Tier 1 capital to average assets			8.57%	9.51%
Tier 1 capital to risk weighted assets			11.75%	12.78%
Total capital to risk weighted assets			12.78%	13.92%